EXHIBIT 21


                         ORBITAL SCIENCES CORPORATION
                             LIST OF SUBSIDIARIES


                      Orbital Communications Corporation
                      Orbital Imaging Corporation
                      Orbital Services Corporation
                      Fairchild Space and Defense Corporation
                      Magellan Corporation